POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that I, Raymond D. Smoot, Jr. hereby constitute and appoint John B. Williamson, III, Dale P. Moore and Howard T. Lyon, and each of them (with full power of each of them to act alone), my true and lawful attorneys-in-fact and agents, for me and in my name and stead to prepare, execute, deliver to and file with the Securities and Exchange Commission any Form 3, 4 or 5 report that I may be required to file pursuant to
Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time, with respect to my beneficial ownership of any equity securities of RGC Resources, Inc. I hereby ratify and confirm all acts done by said attorneys and agents, within the scope of the authority herein given, as fully and to the same extent as if by me personally given, as fully and to the same extent as if by me personally done and performed.

This Power of Attorney shall remain in full force and effect until revoked, suspended or terminated by me in writing. Notwithstanding anything herein to the contrary, this Power of Attorney shall not terminate or be affected in the event of my disability.

Given under my hand this 24th day of January, 2005.


Signature:   Raymond D. Smoot, Jr.


STATE OF Virginia 		)
                                        	)  To-Wit:
CITY/COUNTY OF Roanoke   )


I, Susan E. Miller, a Notary Public in and for the jurisdiction aforesaid, do hereby certify that Raymond D. Smoot, Jr., whose name is signed to the foregoing writing bearing date the 14th day of January, 2005, personally appeared before me and acknowledged the same in my city and state aforesaid.

Given under my hand and seal this 24th day of January, 2005.

Susan E. Miller
Notary Public

My commission expires: April 30, 2005